Exhibit 99.1

1510 West Loop South • Houston, Texas 77027 • Main 713/850-1010 • Exec. 713-386-7000 • Fax 713/386-7070

Landry’s Restaurants, Inc. (‘LNY’/NYSE) Second Quarter 2005 Results

Exceed Consensus Estimates

HOUSTON, July 29 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY—News; the “Company”), one of the nation’s largest casual dining and entertainment companies announced its earnings for the second quarter ended June 30, 2005.

Revenues for the three months ended June 30, 2005, totaled $325.2 million, as compared to $317.6 million a year earlier. Net interest expense associated with the Company’s $850 million refinancing in the fourth quarter of 2004 in preparation for the Golden Nugget acquisition was $8.6 million in the second quarter 2005, compared to only $3.0 million in the second quarter of 2004. Therefore, net income for the second quarter was $17.5 million, compared to $21.6 million in the previous year, however, as a result of share repurchases, earnings per share (diluted) for the quarter were $0.78, compared to $0.76 in 2004. Same store sales for the Company’s restaurants were flat for the quarter.

Revenues for the six months ended June 30, 2005, totaled $606.5 million, as compared to $593.3 million a year earlier. Net interest expense for the six months ended June 30, 2005 was $17.2 million, compared to $6.1 million for the same period in 2004. As a result, net earnings for the six months were $24.9 million, compared to $32.7 million reported last year. Earnings per share – (diluted) for the six months were $1.04, compared to $1.15 reported last year.

Rick H. Liem, Senior Vice President and Chief Financial Officer stated, “We are pleased to exceed consensus estimates as we complete our more difficult year over year comparisons. Furthermore, the Golden Nugget acquisition is proceeding with a closing date expected in 2005. Excluding any potential impact from the Golden Nugget, we continue to expect to meet consensus estimates for the third quarter and the full year.”

The Company opened four new restaurants during the second quarter, including two Joe’s Crab Shacks, one Saltgrass Steakhouse and one Grotto restaurant. Since the end of the second quarter, the Company has also opened a Downtown Aquarium restaurant in Denver, Colorado.

The Company operated 305 full service restaurants as of June 30, 2005 primarily under the trade names Joe’s Crab Shack, Landry’s Seafood House, The Crab House, Charley’s Crab, Chart House seafood restaurants, the Rainforest Cafe and Saltgrass Steakhouse restaurants. In addition, we operate several limited service restaurants, hotels, amusements and retail outlets.

CONTACT:	Tilman J. Fertitta	or	Rick H. Liem
	Chairman, President		Senior Vice President
	and CEO		and CFO
	(713) 850-1010		(713) 850-1010
	www.landrysrestaurants.com		www.landrysrestaurants.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, the Company’s inability or failure to consummate the Golden Nugget transaction, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000’s except per share amounts)

	FOR THE QUARTER ENDED June 30, 2005		FOR THE QUARTER ENDED June 30, 2004		FOR THE SIX MONTHS ENDED June 30, 2005		FOR THE SIX MONTHS ENDED June 30, 2004
REVENUES	$325,152	100.0%	$317,616	100.0%	$606,496	100.0%	$593,293	100.0%

COST OF SALES	89,915	27.6%	89,108	28.1%	168,499	27.8%	166,828	28.1%
LABOR	92,579	28.5%	89,819	28.3%	176,111	29.0%	170,751	28.8%
OTHER RESTAURANT OPERATING
EXPENSES	76,961	23.7%	74,130	23.3%	146,958	24.2%	138,828	23.4%

RESTAURANT LEVEL PROFIT	$65,697	20.2%	$64,559	20.3%	$114,928	19.0%	$116,886	19.7%
GENERAL & ADMINISTRATIVE	14,928	4.6%	14,940	4.7%	28,614	4.7%	31,347	5.3%
PRE-OPENING COSTS	1,251	0.4%	1,745	0.6%	2,170	0.4%	3,599	0.6%
DEPRECIATION & AMORTIZATION	15,104	4.6%	13,766	4.3%	29,860	4.9%	26,797	4.5%
ASSET IMPAIRMENT EXPENSE	—	0.0%	—	0.0%	—	0.0%	1,709	0.3%

TOTAL OPERATING INCOME	$34,414	10.6%	$34,108	10.7%	$54,284	9.0%	$53,434	9.0%
OTHER EXPENSE (INCOME)	8,616		2,809		17,637		6,046

INCOME BEFORE TAXES	25,798		31,299		36,647		47,388
TAX PROVISION	8,255		9,703		11,727		14,690

NET INCOME	$17,543		$21,596		$24,920		$32,698

EARNINGS PER SHARE—(Basic)	$0.80		$0.78		$1.07		$1.18
AVERAGE SHARES—(Basic)	21,950		27,600		23,200		27,600

EARNINGS PER SHARE—(Diluted)	$0.78		$0.76		$1.04		$1.15

AVERAGE SHARES—(Diluted)	22,600		28,450		24,000		28,500

EBITDA (Earnings before interest, taxes, depreciation and amortization):
Total Operating Income	$34,414		$34,108		$54,284		$53,434
Add Back:
Depreciation and Amortization	15,104		13,766		29,860		26,797
Asset Impairment Expense	—		—		—		1,709

EBITDA	$49,518		$47,874		$84,144		$81,940

EBITDA is not a generally accepted accounting principles ("GAAP") measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic.

LANDRY'S RESTAURANTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in Millions except per share amounts)

	June 30, 2005	December 31, 2004
Cash & Equivalents	$62.7	$201.4
Other Current Assets	92.3	96.1

Total Current Assets	155.0	297.5
Property & Equipment, Net	1,030.7	1,007.3
Other Assets	72.2	40.2

Total Assets	$1,257.9	$1,345.0

Current Liabilities	$146.4	$136.0
Long-Term Debt	561.3	559.5
Other Non-current	51.9	48.6

Total Liabilities	759.6	744.1
Total Stockholders' Equity	498.3	600.9

Total Liabilities & Equity	$1,257.9	$1,345.0

Net Book Value per share	$23.12	$23.47